Exhibit 99.1

BIONIK Laboratories Launches Next-Generation InMotion ARM/HAND Robotic System to Improve Rehabilitation for Stroke Survivors

Company introduces new technology at the American Physical Therapy Association Combined Sections Meeting January 23-26 in Washington, D.C.

TORONTO and BOSTON (January 23, 2019) – BIONIK Laboratories Corp. (OTCQB: BNKL) (“BIONIK” or the "Company"), a pioneering healthcare company combining artificial intelligence and innovative robotics technology to help individuals from hospital to home regain mobility, today announced the commercial launch of its newest generation InMotion ARM/HAND™ robotic system for clinical rehabilitation of stroke survivors and those with mobility impairments due to neurological conditions. The Company is showcasing the new technology for the first time at its booth (#736) at the American Physical Therapy Association Combined Sections Meeting (“APTA CSM”) being held January 23-26 at the Walter E. Washington Convention Center in Washington, D.C.

The improved new generation InMotion ARM/HAND was developed according to the same principals of motor learning and neuro-plasticity that were incorporated into the original InMotion ARM robotic system, and utilizes artificial intelligence and data analysis to provide individualized therapy and reports that empower patients. It includes the following new features:

•	Enhanced hand-rehabilitation technology: The updated hand robot provides therapy focused on hand opening and grasping for patients ready to retrain reach and grasp functional tasks.
•	InMotion EVAL: The InMotion ARM/HAND offers the ability to assess hand movements in a precise and objective manner, allowing the clinician to better measure and quantify a patient’s progress and response to therapy.
•	Improved, comprehensive reporting: Optimized report formats provide improved documentation of patient outcomes, improved ease of use and enhanced interpretation of evaluation results, allowing clearer indications of progress over their complete rehabilitation journey, all on one screen.

“The goal of our new generation InMotion ARM/HAND is to enable rehabilitation facilities to enhance their treatment programs for patients recovering from stroke or other neurological injury who are ready to retrain reach and grasp functionality. Along with the improved reporting capabilities, we believe our innovative technology will enable clinicians to improve the patient rehabilitation process and achieve greater recovery for stroke survivors,” said Dr. Eric Dusseux, CEO, BIONIK Laboratories.

“We’re pleased to unveil the new generation InMotion ARM/HAND at APTA CSM and to showcase its functionality to some of the leading minds in physical therapy,” he added. “APTA CSM is a terrific opportunity for us to continue to build our pipeline of prospective business, while we also make the new generation ARM/HAND available to current customers for the first time.”

APTA CSM is the largest physical therapy conference in the country, with more than 12,000 innovative and dedicated professionals joining together to discuss and learn about the newest products, services and technologies the industry has to offer. BIONIK will serve as both an event sponsor and as an exhibitor.

InMotion robotic systems have been sold in more than 15 countries to help stroke survivors and those with other neurological conditions to regain arm and hand movement by training shoulder protraction/retraction, flexion/extension, abduction/adduction, internal/external rotation, elbow flexion/extension and hand grasp/release. InMotion robotic therapy guides the patient through specific tasks, aiming to improve motor control of the arm and hand by increasing strength, range of motion and coordination, and assisting with the provision of efficient, effective, intensive sensorimotor therapy.

About BIONIK Laboratories

BIONIK Laboratories (OTCQB: BNKL) is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and four products in varying stages of development.

For more information, please visit www.bioniklabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek” or “project” or the negative of these words or other variations on these words or comparable terminology. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand its business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Media contact:

Matt Bretzius

FischTank Marketing and PR

matt@fischtankpr.com

Investor contact:

Kim Golodetz

LHA Investor Relations

212-838-3777

Kgolodetz@lhai.com

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